EXHIBIT 4.1

MXY HOLDINGS INC.

SUBSCRIPTION AGREEMENT

NOTICE TO INVESTORS

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. THIS INVESTMENT IS SUITABLE ONLY FOR PERSONS WHO CAN BEAR THE ECONOMIC RISK FOR AN INDEFINITE PERIOD OF TIME AND WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. FURTHERMORE, INVESTORS MUST UNDERSTAND THAT SUCH INVESTMENT IS ILLIQUID AND IS EXPECTED TO CONTINUE TO BE ILLIQUID FOR AN INDEFINITE PERIOD OF TIME. NO PUBLIC MARKET EXISTS FOR THE SECURITIES.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND STATE SECURITIES OR BLUE SKY LAWS. ALTHOUGH AN OFFERING STATEMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), THAT OFFERING STATEMENT DOES NOT INCLUDE THE SAME INFORMATION THAT WOULD BE INCLUDED IN A REGISTRATION STATEMENT UNDER THE ACT. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON THE MERITS OF THIS OFFERING OR THE ADEQUACY OR ACCURACY OF THE SUBSCRIPTION AGREEMENT OR ANY OTHER MATERIALS OR INFORMATION MADE AVAILABLE TO PROSPECTIVE INVESTOR IN CONNECTION WITH THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE SECURITIES CANNOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT. IN ADDITION, THE SECURITIES CANNOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS. INVESTORS WHO ARE NOT “ACCREDITED INVESTORS” (AS THAT TERM IS DEFINED IN SECTION 501 OF REGULATION D PROMULGATED UNDER THE SECURITIES ACT) ARE SUBJECT TO LIMITATIONS ON THE AMOUNT THEY MAY INVEST, AS SET OUT IN SECTION 15.1. THE COMPANY IS RELYING ON THE REPRESENTATIONS AND WARRANTIES SET FORTH BY EACH INVESTOR IN THIS SUBSCRIPTION AGREEMENT AND THE OTHER INFORMATION PROVIDED BY INVESTOR IN CONNECTION WITH THIS OFFERING TO DETERMINE THE APPLICABILITY TO THIS OFFERING OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PROSPECTIVE INVESTORS MAY NOT TREAT THE CONTENTS OF THE SUBSCRIPTION AGREEMENT, THE OFFERING CIRCULAR OR ANY OF THE OTHER MATERIALS PROVIDED BY THE COMPANY (COLLECTIVELY, THE “OFFERING MATERIALS”), OR ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS OFFICERS, EMPLOYEES OR AGENTS (INCLUDING “TESTING THE WATERS” MATERIALS) AS INVESTMENT, LEGAL OR TAX ADVICE. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THIS OFFERING, INCLUDING THE MERITS AND THE RISKS INVOLVED. EACH PROSPECTIVE INVESTOR SHOULD CONSULT THE INVESTOR’S OWN COUNSEL, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO INVESTMENT, LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THE INVESTOR’S PROPOSED INVESTMENT.

THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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AGREEMENT

This Subscription Agreement (the “Agreement”) applies to the initial subscription to the Shares (defined hereunder), issued by MXY Holdings Inc. a corporation incorporated under the laws of the state of Delaware (the “Company”) and is made and entered into by and between the undersigned (the “Subscriber”) and the Company. Subject to the terms and conditions provided in this Agreement, and to the terms of the other Subscriber Agreements, as defined below, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by the Company) certain Shares of the Company, as set forth in Section 1, offered pursuant to the offering circular with respect to the offer and sale of the Shares in effect and filed with the Securities and Exchange Commission (“SEC”) under Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (“Securities Act”) as of the date hereof (the “Offering Circular”). Each “Share” represents one share of the Company’s voting common stock in the capital of the Company, with a par value of $0.0001 per share. Each Share is being offered at a purchase price of $1.00 USD per Share on a “best efforts” basis.

A. The Company is a corporation incorporated under the laws of the State of Delaware.

B. The offering of the Shares (the “Offering”) is described in the Offering Circular that is available through the online website platform located at www.enjoymoxie.com (the “Site”), which is owned and operated by the Company, as well as on the SEC EDGAR website. It is the responsibility of the Subscriber to read the Offering Circular and all other Subscription Information (defined below). While these documents are subject to change, the Company advises the Subscriber to print and retain a copy of these documents for the Subscriber’s records. By signing this Agreement electronically, Subscriber agrees to be bound by the terms of the Subscriber Agreements, as defined below, with respect to Subscriber’s subscription to the Shares, and Subscriber agrees that by signing this Agreement electronically, Subscriber is also deemed to have signed each of the remaining Subscriber Agreements, to consent to the Company’s Privacy Notice, and to agree to transact business with the Company and to receive communications relating to the Shares electronically.

C. [The Subscriber hereby represents that he, she or it is: (i) a United States citizen or resident or a corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States; and (ii) is either (1) an “accredited investor,” as that term is defined under Regulation D under the Securities Act, or (2) is a “qualified purchaser,” as that term is defined under Regulation A under the Securities Act.][1]

D. Except as the context otherwise requires, any reference in this Agreement to:

1. “Subscription Information” shall mean collectively:

a.	The Subscriber Agreements;

b.	[The International Supplement][2]

c.	The Offering Circular;

d.	All exhibits to the offering circular, including all “testing the waters” materials filed therewith in compliance with Rule 255 under the Securities Act; and

e.	he privacy notice for the Company and its affiliates (the “Privacy Notice”).

2. “MXY Parties” shall mean the Company and any of its affiliates, and each of their respective directors, managers, officers, shareholders, members, partners, employees or agents.

3. “Subscriber” shall mean the natural person (whether individually or jointly with another person) or entity subscribing for the Shares.

4. “Subscriber Agreements” shall mean collectively:

a. The questions and responses provided by the Subscriber in the course of completing the “invest flow” process, including without limitation the account information questionnaire, on the Site (the “Subscriber Questionnaire”);

b. The terms of use for the website operated by the Company located at www.enjoymoxie.com (the “Terms of Use”); and

c. This Agreement, which sets forth the terms governing a subscription to the Shares, and sets forth certain representations made in connection with a subscription to the Shares.

__________________________

1 For use in the United States.

2 To be included in subscription agreement provided to investors subject to international jurisdictions.

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SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

1. Subscription for and Purchase of the Shares

1.1 Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth in the Subscriber Questionnaire.

1.2 The Subscriber must initially purchase at least the minimum number of Shares established by the Company as specified in the Offering Circular. There is no minimum subscription requirement on additional purchases once the Subscriber has purchased this minimum number of Shares.

1.3 Once the Subscriber’s subscription to purchase the Shares is accepted by the Company (as evidenced by the Company’s counter signature to this Agreement), the commitment is irrevocable (except pursuant to Section 16 herein) until the Shares are issued, the Purchase is rejected by the Company, or the Company otherwise determines not to consummate the transaction.

1.4 The Company has the right to reject this Agreement in whole or in part for any reason. Once the Agreement is accepted by the Company, the Subscriber may not cancel, terminate or revoke this Agreement (except pursuant to Section 16 herein), which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5 The purchase price for the Shares shall be paid concurrently with the electronic execution and delivery to the Company of this Subscription Agreement. Subscriber shall deliver the Purchase Price to the Company, in accordance with the instructions set forth in the Subscriber Questionnaire. The Subscriber understands that the Company will not accept this Agreement until the full amount of the Purchase Price has been delivered to the Company.

1.6 If this Agreement is accepted by the Company, the Subscriber agrees to comply fully with the terms of the Subscriber Agreements. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this subscription and the Subscriber’s purchase of the Shares.

1.7 Subscriber understands and acknowledges that the Purchase Price for the Shares will be immediately available to the Company acceptance of the subscription by the Company. If this Agreement is accepted by the Company, the Subscriber hereby authorizes the Company to utilize the cash proceeds in the Company’s sole discretion in accordance with the use of proceeds provided in the Offering Circular (the “Closing”).

1.8 In the event that (i) this Agreement is rejected in full or (ii) this Agreement is terminated in accordance with Section 16 following its acceptance (in full or in part), the Company will direct any payment made by the Subscriber to the Company for the Shares that has not previously been refunded to be refunded to the Subscriber by the Company without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Agreement is rejected in part, the Company shall refund to the Subscriber any payment made by the Subscriber to the Company with respect to the rejected portion of this subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this subscription, which shall terminate.

1.9 Upon acceptance of this Agreement by the Company and payment of the Purchase Price by the Subscriber and receipt of the Purchase Price by the Company, the Company agrees to deliver the Shares to the Subscriber at the Closing as described in the Offering Circular, subject to the terms of this Agreement, and in all cases understanding that the Company has full discretion to accept or reject this Agreement at any time prior to Closing.

2. Subscriber’s Review of Information and Subscription Decision.

2.1 The Subscriber acknowledges and understands that it is solely the Subscriber’s responsibility to read the Subscription Information and make a determination to subscribe to the Shares. The Subscriber and/or the Subscriber’s advisers, who are not affiliated with and not compensated directly or indirectly by any of the MXY Parties, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Company and its business to evaluate the merits and risks of a subscription, to make an informed decision and to protect Subscriber’s own interests in connection with the Purchase. The Subscriber understands that Fox Rothschild LLP acts as counsel only to the Company and does not represent the Subscriber or any other person by reason of purchasing the Shares.

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2.2 The Subscriber is subscribing for and purchasing the Shares without being furnished any offering literature other than the Subscription Information, and is making this subscription decision solely in reliance upon the information contained in the Subscription Information and upon any investigation made by the Subscriber or Subscriber’s advisers, but not on any recommendation to subscribe to the Shares by any MXY Party.

2.3 The Subscriber’s subscription to the Shares is consistent with the purposes, objectives and cash flow requirements of the Subscriber.

2.4 The Subscriber understands that the Shares being purchased are a speculative purchase that involves a substantial degree of risk of loss of the Subscriber’s entire purchase price in the Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Shares. The Subscriber has received and has had the opportunity to review the Subscription Information including the risk factors set forth in the Offering Circular. Neither the Company nor anyone on its behalf has made any representations (whether written or oral) to the Subscriber (i) regarding the future value or utility of the Shares or (ii) that the past business performance and experience of the MXY Parties will in any way predict the current or future value or utility of the Shares.

2.5 The Subscriber understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

2.6 At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by the Company, any other MXY Party, or any other person that:

2.6.1 a percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this subscription; or

2.6.2 the past performance or experience of any other purchase sponsored by any MXY Party in any way indicates the predictable or probable results of the ownership of the Shares or the overall venture.

2.7 The Company retains all current and future right, title and interest in all of the Company’s intellectual property, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Subscriber may not use any of Company’s intellectual property for any reason without Company’s prior written consent.

2.8 The Subscriber represents and agrees that none of the MXY Parties have recommended or suggested the acquisition of Shares to the Subscriber.

2.9 The Subscriber’s knowledge and experience in financial and business matters are such that it is capable of evaluating the risks of making the investment contemplated hereby, including the risks regarding Federal Cannabis Laws, as described in Section 17 hereof, and the risk associated with the regulatory oversight of the Acts and the Regulators, as described in Section 7.7 hereof.

3. Subscriber’s Representations Related to a Subscription in the Shares.

3.1 The Subscriber, if an entity, is, and shall at all times while it holds the Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown in the Subscriber Questionnaire.

3.2 The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth in this Agreement, and consummate the transactions contemplated in this Agreement. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations in this Agreement and to consummate the transactions contemplated in this Agreement. This Agreement, assuming the due execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.3 The Subscriber is subscribing for and purchasing the Shares solely for the Subscriber’s own account, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

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3.4 The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement and the performance of the obligations outlined in this Agreement will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned in this Agreement, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.5 The Subscriber is able to bear the economic risk of this purchase and, without limiting the generality of the foregoing, is able to hold the Shares for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire subscription in the Shares.

3.6 Neither (i) the Subscriber, (ii) any of its directors, executive officers, other officers that may serve as director or officer of any company in which it invests, general partners or managing partners, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 262 of the Securities Act) held by the Subscriber is subject to any Disqualifying Event, except for Disqualifying Events covered by Rule 262(b)(2) or (3) or Rule 262(c) under the Securities Act and disclosed reasonably in advance of the Purchase in writing in reasonable detail to the Company. For the purposes of this Agreement, “Disqualifying Event” means the following:

3.6.1 within the past ten years, conviction of a felony or misdemeanor (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filing with the SEC or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

3.6.2 was the subject to an order, judgment or decree of any court of competent jurisdiction, entered within the prior five years, that restrains or enjoins the Subscriber from engaging or continuing to engage in any conduct or practice (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filings with the SEC; or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

3.6.3 the subject of a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that (i) bars the Subscriber from (a) association with an entity regulated by such commission, authority, agency, or officer, (b) engaging in the business of securities, insurance or banking or (c) engaging in savings association or credit union activities; or (ii) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years;

3.6.4 subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 that (i) suspends the Subscriber’s registration as a broker, dealer, municipal securities dealer or investment adviser; (ii) places limitations on the Subscriber’s activities, functions or operations of, or imposes civil money penalties on the Subscriber; or (iii) bars the Subscriber from being associated with any entity or from participating in the offering of any penny stock;

3.6.5 subject to any order of SEC entered within the prior five years that orders the Subscriber to cease and desist from committing or causing a violation or future violation of (i) any scienter-based anti-fraud provision of the federal securities laws or (ii) Section 5 of the Securities Act;

3.6.6 suspension or expulsion from membership in, or suspension or bar from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

3.6.7 having filed (as a registrant or issuer), or named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within the past five years, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is currently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; and

3.6.8 was subject to a United States Postal Services (“USPS”) false representation order entered within the previous five years, or currently is subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the USPS to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

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3.7 The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Shares offered pursuant hereto, has made any finding or determination relating to the fairness for purchase of the Shares, or has recommended or endorsed the Shares, and that the Shares have not been registered under the Securities Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.8 Subscriber represents and warrants that Subscriber: (a) (1) is not located or domiciled; (2) does not have a place of business; or (3) is not a Resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes, or (b) is not an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List. Subscriber agrees that if Subscriber’s country of residence or other circumstances change such that the above representations are no longer accurate, Subscriber will immediately cease using the Shares. Subscriber further represents and warrants that if Subscriber is purchasing the right to receive the Shares on behalf of a legal entity: (1) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (2) Subscriber is duly authorized by such legal entity to act on its behalf.

3.9 Neither (i) the Subscriber, (ii) any of its directors, executive officers, other officers that may serve as director or officer of any company in which it invests, general partners or managing partners, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 262 of the Securities Act) held by the Subscriber is subject to any Involuntary Transfer Event (as defined in Section 7.8.1 below).

4. Information Provided by Subscriber.

4.1 The information that the Subscriber has furnished in the Investor Questionnaire, including (without limitation) the information furnished by the Subscriber to the Company regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D under the Securities Act and/or (ii) a “qualified purchaser” as that term is defined in Rule 256 under Regulation A under the Securities Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that the Company accepts this Agreement. Further, the Subscriber shall immediately notify the Company of any change in any statement made in this Agreement prior to the Subscriber’s receipt of the Company’s acceptance of this Agreement, including, without limitation, Subscriber’s status as an “accredited investor” and/or a “qualified purchaser.” The representations and warranties made by the Subscriber may be fully relied upon by the Company, and any other MXY Party, and by any investigating party relying on them. The Subscriber acknowledges and agrees that the Subscriber shall be liable for any loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon any inaccuracy in the representations and warranties in the information provided by the Subscriber.

4.2 The Subscriber confirms that all information and documentation provided to the Company, including but not limited to all information regarding the Subscriber’s identity and source of funds to be used to purchase the Shares, is true, correct and complete. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to the Company. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

4.3 The representations, warranties, agreement, undertakings and acknowledgments made by the Subscriber in this Agreement will be relied upon by the MXY Parties and counsel to the Company in determining, among other things, whether to allow the Subscriber to purchase the Shares. The representations, warranties, agreements, undertakings and acknowledgments made by the Subscriber in this Agreement shall survive the Subscriber’s purchase of the Shares. The Subscriber agrees to notify the Company immediately if any of the Subscriber’s representations, warranties and covenants contained in this Agreement become untrue or incomplete in any respect, including, but not limited to, the representations and warranties contained in Sections 3.6 and 3.9.

4.4 The MXY Parties may rely conclusively upon and shall incur no liability in respect of any action taken upon any notice, consent, request, instructions or other instrument believed in good faith to be genuine or to be signed by properly authorized persons of the Subscriber.

5. Rights to Use Subscriber Information.

5.1 The Subscriber agrees and consents that the MXY Parties and any administrator appointed from time to time with respect to the Company (the “Administrator”) may obtain, hold, use, disclose, transfer, and otherwise process the Subscriber’s data, including but not limited to the contents of the Subscription Agreements:

5.1.1 as the MXY Parties or the Administrator reasonably deem necessary or appropriate to facilitate the acceptance, management and administration of the Subscriber’s subscription for the Shares, on an ongoing basis;

5.1.2 to provide notice of, and/or to seek consent to uses or disclosures of such data for specific purposes;

5.1.3 for any specific purposes where the Subscriber has given specific consent to do so;

5.1.4 to carry out statistical analysis and market research, whereby the products of such statistical analysis or market research are not disclosed outside of the MXY Parties or the Administrator on a basis in which Subscriber is identifiable without the Subscriber’s specific consent;

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5.1.5 as the MXY Parties or the Administrator reasonably deem necessary or appropriate to comply with legal process, court orders, or other legal, regulatory, or self-regulatory requirements, requests, or investigations applicable to the MXY Parties, the Administrator or the Subscriber, including, but not limited to, in connection with anti-money laundering and similar laws, or to establish the availability under any applicable law of an exemption from registration of the Shares or to establish compliance with applicable law generally by the MXY Parties;

5.1.6 for disclosure or transfer to third parties, including the Subscriber’s financial adviser (where appropriate), regulatory bodies, auditors or technology providers to any of the MXY Parties or the Administrator, as reasonably necessary for the purposes described in this Section 5.1; and

5.1.7 for any other purposes described in the Privacy Notice or the Subscriber Agreements.

5.2 The Subscriber agrees and consents to disclosure by the MXY Parties or the Administrator to relevant third parties of information pertaining to the Subscriber in respect of disclosure and compliance policies or information requests related thereto.

5.3 The Subscriber authorizes the MXY Parties and any of their agents to disclose the Subscriber’s nonpublic personal information to comply with regulatory and contractual requirements applicable to the MXY Parties. Any such disclosure shall, to the fullest extent permitted by law, be permitted notwithstanding any privacy policy or similar restrictions regarding the disclosure of the Subscriber’s nonpublic personal information.

6. Relationship Between Subscriber and the MXY Parties; Restrictions on Shares

6.1 Subscriber acknowledges and agrees that the purchase and sale of the Shares pursuant to this Agreement is an arms-length transaction between the Subscriber and the Company. In connection with the purchase and sale of the Shares, none of the Company nor any other MXY Party is acting as the Subscriber’s agent or fiduciary. The MXY Parties assume no advisory or fiduciary responsibility in connection with the Shares. The MXY Parties have not provided Subscriber with any legal, accounting, regulatory or tax advice with respect to the Shares, and Subscriber has consulted its own respective legal, accounting, regulatory and tax advisers to the extent Subscriber deems appropriate.

6.2 Subscriber acknowledges and agrees that the Shares purchased pursuant to this Agreement are subject to certain restrictions as provided in the Company’s Articles of Incorporation and detailed in the Offering Circular, including, but not limited to, a drag along right by which the Subscriber may be forced to sell the Shares. Subscriber represents and warrants to Company that it will comply with all such restrictions.

6.3 In addition to the restrictions provided in the Company’s Articles of Incorporation, Subscriber represents and warrants to Company that, for the duration of the period beginning on the effective date of the registration statement relating to the initial public offering of the Company’s securities in an underwritten offering under the Securities Act and terminating on the one-year anniversary of such date, Subscriber will not, directly or indirectly: (i) offer, sell, contract to sell, pledge, lend, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Shares, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Shares (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any Shares, whether or not such transaction is to be settled by delivery of Shares, other securities, cash or other consideration, or (iii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by either of clauses (i) or (ii) (the “Lock-Up Restriction”). The foregoing Lock-Up Restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of any Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Shares. The undersigned (i) agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against, and authorizes the Company to cause the transfer agent and registrar to decline, the transfer of relevant securities held by the undersigned except in compliance with the foregoing Lock-Up Restriction and (ii) further agrees to execute an agreement reflecting the Lock-Up Restriction as may be requested by the underwriters at the time of the Company’s initial public offering.

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7. Regulatory Limitations and Requirements.

7.1 The Subscriber understands, acknowledges and agrees that the sale of the Shares contemplated in this Agreement is not fully registered with the SEC because it is being made in reliance on Regulation A under the Securities Act, which exempts the Company from certain reporting and other requirements related to the Company, the Shares and their sale, and that the Company is not registered or licensed with any federal or state regulator as an investment adviser, broker-dealer, money services business, money transmitter, or virtual currency business, or under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or the Investment Company Act of 1940 (“1940 Act”). As a result, the Subscriber will not be afforded the full set of protections provided to the clients and customers of such entities under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Advisers Act or the 1940 Act, or any money services business, money transmitter, or virtual currency laws.

7.2 The Subscriber understands and agrees that if, at any time, it is determined that the Company is not in compliance with the Securities Act, the Exchange Act, the Advisers Act, or the 1940 Act, or is otherwise not in compliance with applicable law, the Company may take any corrective action it determines is appropriate, in its sole and absolute discretion.

7.3 The Subscriber understands that the Shares are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.

7.4 The Subscriber understands that he or she may be barred from purchasing the Shares if the Subscriber is (i) an employee benefit plan that is subject to the fiduciary responsibility standards and prohibited transaction restrictions of part 4 of Title I of U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan to which Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) applies, (iii) a private investment fund or other entity whose assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code or (iv) an insurance company, whose general account assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code. The Subscriber has notified the Company if it falls into (i) - (iv) of this paragraph.

7.5 [THE SUBSCRIBER REPRESENTS AND WARRANTS THAT IT WILL REVIEW AND CONFIRM THE INFORMATION PROVIDED ON AN INTERNAL REVENUE SERVICE (THE “IRS”) FORM W-9, WHICH WILL BE GENERATED AND PROVIDED TO THE COMPANY VIA THE SITE. THE SUBSCRIBER CERTIFIES THAT THE FORM W-9 INFORMATION CONTAINED IN THE EXECUTED COPY (OR COPIES) OF IRS FORM W-9 (AND ANY ACCOMPANYING REQUIRED DOCUMENTATION), AS APPLICABLE, WHEN SUBMITTED TO THE COMPANY WILL BE TRUE, CORRECT AND COMPLETE. THE SUBSCRIBER SHALL (I) PROMPTLY INFORM THE COMPANY OF ANY CHANGE IN SUCH INFORMATION, AND (II) FURNISH TO THE COMPANY A NEW PROPERLY COMPLETED AND EXECUTED FORM, CERTIFICATE OR ATTACHMENT, AS APPLICABLE, AS MAY BE REQUIRED UNDER THE INTERNAL REVENUE SERVICE INSTRUCTIONS TO SUCH FORM W-9, THE CODE OR ANY APPLICABLE TREASURY REGULATIONS OR AS MAY BE REQUESTED FROM TIME TO TIME BY THE COMPANY.]3

[7.5 Reserved.]4

7.6 It is the intent of the MXY Parties to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities. Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

7.6.1 None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

7.6.2 To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) will cause any MXY Party to be in violation of federal anti-money laundering laws or regulations.

7.6.3 When requested by the Company, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that the Company or any other MXY Party may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person5 to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. The Company reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to the Company. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, a subscription by the Subscriber may be refused.

_________________________

3 To be included in subscription agreement provided to investors subject to US jurisdiction.

4 To be included in subscription agreement provided to investors subject to international jurisdiction.

5 “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan.

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7.6.4 Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, nor any of the Subscriber’s beneficial owners, nor any person for whom the Subscriber is acting as agent or nominee in connection with this subscription, nor, in the case of a Subscriber which is an entity, any Related Person is:

a. a Prohibited Subscriber;6

b. a Senior Foreign Political Figure,7 any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure,8 or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;9 or

c. a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 of the Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 as warranting special measures due to money laundering concerns.

7.6.5 The Subscriber hereby agrees to immediately notify the Company if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 7.6 have become incorrect or if there is any change in the information affecting these representations and covenants.

7.6.6 The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, the Company may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations.

7.6.7 The Subscriber acknowledges and agrees that the Company, in complying with anti-money laundering statutes, regulations and goals, may file any information with governmental and law enforcement agencies to identify transactions and activities that the Company or its agents reasonably determines to be suspicious, or as otherwise required by law.

7.7 The Subscriber acknowledges and agree that this Agreement is subject to strict requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of the California Medicinal and Adult Use Cannabis Regulation and Safety Act or other similar statutes in the states where the Company operates (together with all related rules and regulations thereunder, and any successor or replacement thereto, the “Acts”) or the guidance or instruction of the California Bureau of Cannabis Control or other similar government bodies in the states where the Company operates (together with any successor governmental authorities, the “Regulators”). The parties acknowledge and understand that the Acts and/or the requirements of the Regulators are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Acts and/or the Regulators the parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Acts and/or the Regulators, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Subscription Agreement to reflect terms that most closely approximate the parties original intentions but are responsive to and compliant with the requirements of the Acts and/or the Regulators. In furtherance, not limitation of the foregoing, the parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulators and, to the extent permitted by the Regulators, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

7.8 The Subscriber acknowledges and agrees that any occurrence of an Involuntary Transfer Event (as defined below) with respect to the Subscriber will prevent the Company from complying with the Acts as provided in Section 7.7. Therefore, upon the occurrence of an Involuntary Transfer Event, unless the Company and Subscriber or his, her or its representative agree otherwise in writing, the Company shall have the right and option to purchase and redeem all of the Subscriber’s Shares in accordance with the terms of this Section 7.8. Subscriber must promptly notify the Company upon the occurrence of any Involuntary Transfer Event.

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6 “Prohibited Subscriber” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to any MXY Party in connection therewith.

7 “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

8 “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

9 “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

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7.8.1 “Involuntary Transfer Event” means: (a) the conviction, or plea of nolo contendere, by Subscriber or any owner, manager, director, employee, volunteer or affiliate of Subscriber if Subscriber is an entity, (i) to a violation relating to the unlawful distribution and/or possession with intent to distribute, manufacture, import or export, cannabis in violation of any state or federal statute, (ii) to a criminal offense relating to the sale or possession of illegal drugs, narcotics or controlled substances not described in clause (a)(i), and (iii) to any felony not described in clauses (a)(i) or (a)(ii); (b) the failure of Subscriber to comply with any licensing requirement imposed by the Acts and otherwise developed by the Company to ensure compliance therewith (“Licensing Requirements”); (c) the failure of Subscriber to submit to the Company within twenty one (21) days following the Company’s written request: (i) if the Subscriber is an entity, its organizational and operational documents and, immediately following their execution, any amendments thereto, (ii) if the Subscriber is an entity, a current roster of its owners, managers, directors, employees and volunteers and (iii) a certified copy of the criminal background checks of the Subscriber, and if the Subscriber is an entity, certified copies of the criminal background checks of each of such entity’s owners, managers, directors, employees and volunteers; (d) a determination by any governmental authority that Subscriber or any of its affiliates or equity holders is not suitable to hold a direct or indirect equity interest in the Company; or (e) the board of the Company reasonably determines that Subscriber or any of a Subscriber’s equity holders has breached any of the representations, warranties, covenants or agreements set forth in this Agreement and that such breach presents a demonstrable, clear, present, continuing and material threat of harm to the business and affairs of the Company or its affiliates; provided, that in all such cases, if the event giving rise to the Involuntary Transfer Event is capable of being cured, the Company shall provide written notice to the Subscriber describing the Involuntary Transfer Event and setting forth the cure period, and the determination that an “Involuntary Transfer Event” has occurred shall not be made until the expiration of any applicable cure periods for the event giving rise to the Involuntary Transfer Event, and which cure may include, without limitation, in the case that the Involuntary Transfer Event arises from or relates to an equity holder of Subscriber, redeeming, transferring or otherwise terminating such equity holder’s ownership interest; provided, further, that if changing the manner in which the equity granted to Subscriber is held will avoid the threat to the Company’s ability to comply with a Licensing Requirement and thereby ameliorate the Involuntary Transfer Event, then, subject to any transfer restrictions in the governing documents of the Company, including but not limited to this Agreement, such equity may be so transferred, at the Subscriber’s direction, and sole cost and expense; and provided, further, however (x) that the preceding proviso shall not apply to clause (a)(ii) or (a)(iii) of this paragraph; and (y) at all times when the Corporation has no direct or indirect interest(s) in any state-licensed cannabis companies, the circumstances described in clause (a)(i) and clause (e) of this paragraph shall not be considered a “Involuntary Transfer Event.”

7.8.2 The purchase price for the Shares purchased by the Company in accordance with this Section 7.8 shall be equal to 80% of the Appraised Value. The “Appraised Value” shall be determined as follows: The Subscriber and the Company shall each appoint an appraiser to determine the Fair Market Value of the Company and the resulting value of the Subscriber’s Shares. If the two appraisers agree, they shall jointly render a single written report stating the value of the Subscriber’s shares of Stock within 90 days of their appointment. If the two appraisers cannot agree, they shall jointly appoint a third appraiser, and within 30 days following such appointment, such third appraiser shall render a written report of such appraiser’s opinion thereon. The Subscriber and the Company shall pay the fees and costs of the appraiser appointed by them, and the fees and other costs of the third appraiser shall be shared equally between the Subscriber and the Company. The value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be the Appraised Value; provided, however, that if value of the Subscriber’s Shares contained in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall be the Appraised Value; provided, further, that if the value contained in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall be the Appraised Value. In determining the value of the Subscriber’s Shares, no discount for lack of control or marketability and no premium for control shall be taken.

7.8.3 Such option shall be exercised by the Company’s notice to the Subscriber within 120 days after the Company shall have received notice of the Involuntary Transfer Event. In the event of a dispute or uncertainty as to the Person to whom payment is to be made, the deposit of the net purchase price in escrow with an attorney, to be held for the benefit of the person entitled to the receipt of the same, and notice of such deposit to the Subscriber, shall be deemed in compliance with the provisions hereof, and the purchase of the Subscriber’s Shares shall be deemed effective as of the date of such deposit. If the Company does not exercise its options, then the Subscriber shall be entitled only to the economic rights of a stockholder specified in Section 160 of the DGCL.

7.8.4 If the Company has elected to purchase all of the Subscriber’s Shares from the Subscriber, the transfer will be consummated as soon as practicable, but prior to the expiration of 180 days following the date the Company shall have received notice of the Involuntary Transfer Event. The purchase price will be paid in immediately available funds; provided, however, that at the Company’s option, the purchase price may be paid by delivery of 20% of the purchase price at the closing and a promissory note for the remainder payable in 120 equal monthly installments and bearing interest at the prime rate on the date of the closing. At the closing, the Subscriber shall execute and deliver to the Company those assignments and other instruments as may be reasonably required to vest in the Company all right, title, and interest in and to the Shares held by the Subscriber, free and clear of all liens and encumbrances. In the event the Subscriber fails to execute an assignment of the Shares or other necessary documents to effectuate the purpose of this Section 7.8, the Subscriber hereby appoints the Company as its attorney-in-fact to execute such assignment and any and all documents which are necessary or appropriate in connection with the buyout of the Subscriber’s Shares pursuant to this Section 7.8. This power of attorney is hereby declared to be irrevocable and a power coupled with an interest and shall survive the dissolution or insolvency of the Subscriber.

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8. Tax Requirements.

8.1 The Subscriber certifies that the Subscriber has completed and submitted any required waiver of local privacy laws that could otherwise prevent disclosure of information to the Company, the IRS or any other governmental authority for purposes of Chapter 3, Chapter 4 or Chapter 61 of the Internal Revenue Code (the “Code”) (including without limitation in connection with FATCA, as defined below) or any intergovernmental agreement entered into in connection with the implementation of the FATCA (an “IGA”), and any other documentation required to establish an exemption from, or reduction in, withholding tax or to permit the Company to comply with information reporting requirements pursuant to Chapter 3, Chapter 4 or Chapter 61 of the Code (including, without limitation, in connection with FATCA or any IGA).

8.2 The Subscriber further certifies that the Subscriber will provide to the Company prior to the Closing an IRS Form W-9, appropriate IRS Form W-8 or other applicable IRS Forms and any additional documentation required by the Company for purposes of satisfying the Company’s obligations under the Code, and in any event the Company may require such documentation prior to the delivery of the Shares to the Subscriber.

8.3 The Subscriber will (a) provide, upon request, prompt written notice to the Company, and in any event within 30 days of such request, of any change in the Subscriber’s U.S. tax or withholding status, and (b) execute properly and provide to the Company, within 30 days of written request by the Company, any other tax documentation or information that may be reasonably required by the Company in connection with the operation of the Company to comply with applicable laws and regulations (including, but not limited to, the name, address and taxpayer identification number of any “substantial U.S. owner” (as defined in the Code) of the Subscriber or any other document or information requested by the Company in connection with the Company complying with FATCA and/or any IGA or as required to reduce or eliminate any withholding tax directly or indirectly imposed on or collected by or with respect to the Company), and (c) execute and properly provide to the Company, within 30 days of written request by the Company, any tax documentation or information that may be requested by the Company.

8.4 The Subscriber further consents to the reporting of the information provided pursuant to this Section 8, in addition to certain other information, including, but not limited to, the value of the Subscriber’s purchase of the Shares to the IRS or any other governmental authority if the Company is required to do so under FATCA.

8.5 As used in this Agreement, “FATCA” means one or more of the following, as the context requires: (i) Sections 1471 through 1474 of the Code and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting, financial or tax information sharing, and/or withholding tax regimes, (ii) any intergovernmental agreement, treaty or any other arrangement between the United States and an applicable foreign country, entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in the foregoing clause (i), and (iii) any legislation, regulations or guidance implemented in a jurisdiction to give effect to the foregoing clauses (i) or (ii).

8.6 By executing this Agreement, the Subscriber understands and acknowledges that (i) the Company may be required to provide the identities of the Subscriber’s direct and indirect beneficial owners to a governmental entity, and (ii) the Subscriber hereby waives any provision of law and/or regulation of any jurisdiction that would, absent a waiver, prevent the Company from compliance with the foregoing and otherwise with applicable law as described in this Section 8.

8.7 The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of purchasing the Shares. The Subscriber acknowledges that Subscriber has received a copy of the Offering Circular regarding certain tax consequences of purchasing the Shares, subject to adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that none of the MXY Parties are providing any warranty or assurance regarding the tax consequences to the Subscriber by reason of the Purchase.

9. Other Risks.

9.1 The Subscriber (i) is able to bear the economic cost of holding the Shares for an indefinite period of time; (ii) has adequate means of providing for his, her, or its current needs and possible personal contingencies even in the event that the Shares lose all of their value; and (iii) has no need for liquidity of the Shares. The Subscriber’s purchase of the Shares is consistent with the objectives and cash flow requirements of the Subscriber and will not adversely affect the Subscriber’s overall need for diversification and liquidity.

9.2 The Subscriber is solely responsible for reviewing, understanding and considering the risks above and any additional risks, including without limitation those described in the Offering Circular. The Company’s operations, financial condition, and results of operations could be materially and adversely affected by any one or more of those risk factors, as could the underlying value of each Subscriber’s Shares, which may lead to the Shares losing all value.

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10. Transfer and Storage of Personal Data.

10.1 The Subscriber understands and agrees that in connection with the services provided by the Company, its personal data may be transferred and/or stored in various jurisdictions in which the MXY Parties have a presence, including in or to jurisdictions that may not offer a level of personal data protection equivalent to the Subscriber’s country of residence.

10.2 The Subscriber further understands and agrees that, although the MXY Parties will use their reasonable efforts to maintain the confidentiality of the information provided in the Subscriber Questionnaire, the MXY Parties may disclose or transfer the Subscriber Agreements, and disclose or transfer other data of Subscriber, as described in Section 5.1. Any disclosure, use, storage or transfer of information for these purposes shall not be treated as a breach of any restriction upon the disclosure, use, storage or transfer of information imposed on any person by law or otherwise.

11. Consent to Electronic Delivery of Notices, Disclosures and Forms.

11.1 The Subscriber understands that, to the fullest extent permitted by law, any notices, disclosures, forms, privacy statements, reports or other communications (collectively, “Communications”) regarding the Company, the Subscriber’s purchase of the Shares (including annual and other updates and tax documents) may be delivered by electronic means, such as by e-mail. The Subscriber hereby consents to electronic delivery as described in the preceding sentence. In so consenting, the Subscriber acknowledges that e-mail messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Subscriber also acknowledges that an e-mail from the MXY Parties may be accessed by recipients other than the Subscriber and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems. No MXY Party gives any warranties in relation to these matters. The Subscriber further understands and agrees to each of the following:

11.1.1 Other than with respect to tax documents in the case of an election to receive paper versions, none of the MXY Parties or the Administrator will be under any obligation to provide the Subscriber with paper versions of any Communications.

11.1.2 Electronic Communications may be provided to the Subscriber via e-mail or a website of a MXY Party upon written notice of such website’s internet address to such Subscriber. In order to view and retain the Communications, the Subscriber’s computer hardware and software must, at a minimum, be capable of accessing the Internet, with connectivity to an internet service provider or any other capable communications medium, and with software capable of viewing and printing a portable document format (PDF) file created by Adobe Acrobat. Further, the Subscriber must have a personal e-mail address capable of sending and receiving e-mail messages to and from the MXY Parties or the Administrator. To print the documents, the Subscriber will need access to a printer compatible with his or her hardware and the required software.

11.1.3 If these software or hardware requirements change in the future, a MXY Party will notify the Subscriber through the Site or other written notification.

11.1.4 To facilitate these services, the Subscriber must provide the Company with his or her current e-mail address and update that information as necessary. Unless otherwise required by law, the Subscriber will be deemed to have received any electronic Communications that are sent to the most current e-mail address that the Subscriber has provided to the Company in writing.

11.1.5 None of the MXY Parties or the Administrator will assume liability for non-receipt of notification of the availability of electronic Communications in the event the Subscriber’s e-mail address on file is invalid; the Subscriber’s e-mail or Internet service provider filters the notification as “spam” or “junk mail”; there is a malfunction in the Subscriber’s computer, browser, internet service or software; or for other reasons beyond the control of the MXY Parties or the Administrator.

11.2 Solely with respect to the provision of tax documents by a MXY Party, the Subscriber agrees to each of the following:

11.2.1 If the Subscriber does not consent to receive tax documents electronically, a paper copy will be provided.

11.2.2 The Subscriber’s consent to receive tax documents electronically continues for every tax year of the Company until the Subscriber withdraws its consent by notifying the Company in writing.

12. Bankruptcy.

In the event that the Subscriber files or enters bankruptcy, insolvency or other similar proceeding, Subscriber agrees to use the best efforts possible to avoid any MXY Parties being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) Subscriber be allowed to return the Shares to the Company for a refund or (ii) the Company being mandated or ordered to redeem or withdraw the Shares held or owned by Subscriber.

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13. Limitations on Damages.

13.1 IN NO EVENT SHALL THE COMPANY OR ANY OTHER MXY PARTY BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

13.2 IN NO EVENT WILL THE AGGREGATE LIABILITY OF THE COMPANY AND THE MXY PARTIES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR OTHER THEORY, ARISING OUT OF OR RELATING TO THESE TERMS EXCEED THE AMOUNT SUBSCRIBER PAYS TO THE COMPANY FOR THE SECURITIES.

14. Arbitration. PLEASE READ SECTIONS 14.1 THROUGH 14.9 CAREFULLY BECAUSE THEY CONTAIN ADDITIONAL PROVISIONS APPLICABLE ONLY TO INDIVIDUALS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES. IF THE SUBSCRIBER IS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES, THIS SECTION REQUIRES THE SUBSCRIBER TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH THE COMPANY AND LIMITS THE MANNER IN WHICH A SUBSCRIBER CAN SEEK RELIEF FROM THE COMPANY.

14.1 Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 14 (this “Arbitration Provision”). The arbitration shall be conducted in New York City, New York. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving Subscriber (or persons claiming through or connected with Subscriber), on the one hand, and any of the MXY Parties (or persons claiming through or connected with the MXY Parties), on the other hand, relating to or arising out of this Agreement, any Shares, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section 14.5 below) the validity or enforceability of this Arbitration Provision, any part of this Arbitration Provision, or the entire Agreement; provided, however, that “Claims” shall not be deemed to include any claims or disputes arising out of alleged breaches or violations of the federal and state securities laws of the United States. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

14.2 The party initiating arbitration shall do so with the American Arbitration Association or the Judicial Arbitration and Mediation Services, in accordance with their rules governing commercial arbitrations. Provided however, that the parties hereby agree that only one arbitrator shall hear and determine their dispute. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

14.3 Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives Subscriber the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary in this Agreement, and the parties hereby consent to a determination by the arbitrator of a party’s entitlement to recover fees and the reasonable amount thereof.

14.4 Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross- appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

14.5 The MXY Parties agree not to invoke their right to arbitrate an individual Claim that Subscriber may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

14.6 Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section 14.6 and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section 14.6 shall be determined exclusively by a court and not by the administrator or any arbitrator.

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14.7 This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

14.8 This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any Shares to any other party. If any portion of this Arbitration Provision other than Section 14.6 is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in Section 14.5 are finally adjudicated pursuant to the last sentence of Section 14.6 to be unenforceable, then no arbitration shall be had and any award issued shall be void and enforceable. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

14.9 THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY DEMANDS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON DEMAND OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATED TO IT.

14.10 The MXY Parties agree and acknowledge that nothing in this Agreement shall be deemed to constitute a waiver of any MXY Party’s compliance with the federal securities laws and the rules and regulations thereunder, nor shall it constitute a waiver by the Subscriber of any of the Subscriber’s legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived. In addition, this Arbitration Provision shall not apply to claims arising under the U.S. federal securities laws.

15. Additional Information and Subsequent Changes in the Foregoing Representations, Warranties and Covenants.

15.1 The Subscriber agrees to provide any additional documentation the Company may reasonably request, including documentation as may be required by the Company to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Securities Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

15.2 Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

15.3 The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

15.4 The Subscriber acknowledges and agrees that it will provide additional information or take such other actions as may be necessary or advisable for the MXY Parties (in the sole and absolute judgment of such party or parties) to comply with any disclosure and compliance policies, related legal process or appropriate requests (whether formal or informal), tax reporting and/or withholding requirements or otherwise.

16. Termination.

16.1 In addition to any other event or development described in this Agreement as permitting or requiring termination, each of the following events will cause this Agreement to terminate and expire:

16.1.1 At the discretion of the Company, any breach of any provision of this Agreement (including, without limitation, through any inaccuracy, omission, or incompleteness of a representation or warranty of the Subscriber in this Agreement); and/or

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16.1.2 At the discretion of the Company, any determination by the Company that the Subscription in any way results in a material violation of applicable law.

16.2 In the event of termination, Sections 5 (Rights to Use Subscriber Information), 6 (Relationship between Subscriber and the MXY Parties), 10 (Transfer and Storage of Personal Data), 11 (Consent to Electronic Delivery of Notices, Disclosures and Forms), 13 (Limitations on Damages), 14 (Arbitration), 16 (Termination), and 17 (Miscellaneous Provisions) shall survive.

16.2.1 Upon delivery of the Shares to Subscriber pursuant to this Agreement, Subscriber’s obligations, pursuant to the Subscriber Questionnaire and Section 4 of this Agreement, to inform the Company of any changes in any statements made in this Agreement, shall terminate with respect to any such changes that relate solely to the period after the delivery of the Shares.

17. Federal Cannabis Laws; Waiver.

17.1 Subscriber understands and acknowledges that: (a) the Federal Controlled Substances Act, 21 USC § 811 (“CSA”) continues to make the manufacture, distribution or possession with intent to distribute of cannabis and cannabis products illegal, and (b) the United States has regulated marijuana possession and use through the CSA which classifies marijuana as a Schedule 1 controlled substance. The parties hereto agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Subscription Agreement with any Federal Cannabis Laws of the United States. No party hereto shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Securities Act or by the appropriate state securities regulator. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the CSA, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

17.2 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS SUBSCRIPTION AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

17.3 Subscriber (i) acknowledges and agrees that in the event the Company, or any of its directors or officers or affiliates, acting in accordance with and pursuant to the provisions of this Agreement and in accordance with all other applicable laws, is charged with, or convicted of, any violation of the CSA or any other Federal Cannabis Law, such charge or conviction shall not be deemed to be a breach of this Agreement by the Company, (ii) acknowledges and agrees that Subscriber will have no claim against the Company on account of any such charge or conviction, including but not limited to, any claim under this Agreement, (iii) waives any and all rights it may have to assert any claim against the Company, or any of its directors or officers or affiliates on account of any such charge or conviction, including but not limited to, any claim under this Agreement, and (iv) releases and forever discharges the Company, and its directors, officers and affiliates from any and all liability to Subscriber on account of any such charge or conviction, including but not limited to, any claim under this Agreement.

18. Miscellaneous Provisions.

18.1 Governing Law; Consent to Jurisdiction; Venue and Service of Process. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware. To the extent permissible under applicable law, the Subscriber hereby irrevocably agrees that any suit, action or proceeding (“Action”) with respect to this Agreement may, but need not, be resolved, whether by arbitration or otherwise, within the State of New York. Accordingly, the parties consent and submit to the non-exclusive jurisdiction of the federal and state courts. The Subscriber agrees and consents that service of process as provided by U.S. federal and Delaware state law may be made upon the Subscriber in any such Action brought in any of said courts, and may not claim that any such suit, action or proceeding has been brought in an inconvenient forum. Notwithstanding the foregoing or anything to the contrary, the Subscriber and Company agree that no provisions under federal laws and regulations, including the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, respective to jurisdiction, venue and/or forum, shall be waived.

18.2 E-Mail Communications. All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by e-mail to such address provided by the Subscriber via the Site. Unless otherwise specified in this Agreement, Subscriber shall send all notices or other communications required to be given hereunder to the Company via e-mail at investors@enjoymoxie.com. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the e-mail has been sent (assuming that there is no error in delivery). As used in this Section 18.2, “business day” shall mean any day other than a day on which banking institutions in the State of New York or the City of Toronto, in the Province of Ontario, are legally closed for business.

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18.3 Assignability. This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Company. Any such assignment, transfer or delegation in violation of this Section 18.3 shall be null and void.

18.4 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof that may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

18.5 Reimbursement of Costs Related to an Action. In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created in this Agreement, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

18.6 Entire Agreement. This Agreement (including the exhibits and schedules attached to this Agreement) and the documents referred to in this Agreement constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with the Company with regard to the matters set forth in this Agreement. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between the Company and the Subscriber. Irrespective of the foregoing, the Subscriber and the Company may enter into a separate agreement for each of Subscriber’s purchase in the general offering and the voucher program, as such terms are defined in the Offering Circular, as applicable.

18.7 Third-Party Beneficiaries. The parties acknowledge that there are no third-party beneficiaries of this Agreement, except for any affiliates of the Company that may be involved in the issuance or servicing of the Shares on the Site, which the parties expressly agree shall be third-party beneficiaries hereof.

18.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page to Follow]

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E-SIGNATURE PAGE

☐ By checking this box and clicking the “I Agree” button, I agree to comply with and be bound by all terms of this Agreement. I acknowledge and accept that all purchases of the Shares under this Agreement are final, and there are no refunds or cancellations except as may be required by this Agreement, applicable law or regulation. I further acknowledge and accept that the Company reserves the right to refuse, cancel or accept or, subject to Section 16, cancel this Agreement at any time in its sole discretion.

Entity Name:	[ENTITY NAME]
By:	/s/ [SIGNATORY NAME]

Name:	[SIGNATORY NAME]
Title:	[SIGNATORY TITLE]

Submission Date:	[INVESTMENT SIGN DATE]
Total Purchase Amount:	$[PURCHASE AMOUNT]
Number of General Sale _________________:
AGREED AND ACCEPTED BY THE COMPANY:
_______
By: Name: Title:

Effective Date:	[EFFECTIVE DATE]

_______

_______

_______

_______

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MXY HOLDINGS INC. SUBSCRIBER QUESTIONNAIRE

In connection with subscribing for the securities (the “Securities”) issued by MXY Holdings Inc., a corporation incorporated under the laws of the state of Delaware (the “Company”), please complete the following Subscriber Questionnaire. The Company intends to use the proceeds of this offering for a variety of uses including without limitation working capital and general corporate purposes as further described in the offering circular pursuant to which the Securities are being offered under Regulation A (“Regulation A”) under the Securities Act of 1933 (“Securities Act”) in effect as of the date hereof (the “Offering Circular”). The potential subscriber in the Securities shall be referred to in this Agreement as the “Subscriber.” This Subscriber Questionnaire should be completed either by the Subscriber or, if the Subscriber is an entity, by an authorized representative of the Subscriber.

The Subscriber Questionnaire and the Subscription Agreement are collectively referred to as the “Agreement.” If the Subscriber Questionnaire indicates that any Subscriber’s response to a question requires further information, the Subscriber should contact the Company as soon as possible. Subscribers must complete and return all other additional required documentation, including an IRS Form W-9.

1.	U.S. Person or Entity Status.

☐

I represent and warrant that the Subscriber is a United States citizen or resident or a corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States.

☐

I represent and warrant that the International Subscriber is not a United States citizen or resident, corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States.

2.	Accredited Investor or Qualified Purchaser Status.

To invest in this offering, the Subscriber must either be an “accredited investor,” within the meaning of Rule 501(a) under the Securities Act, or the Subscriber must be a “qualified purchaser,” within the meaning of Regulation A under the Securities Act.

☐

Accredited Investor Status. I represent and warrant that the Subscriber is an “accredited investor,” within the meaning of Rule 501(a) under the Securities Act, and the Subscriber has been authenticated and verified by the Company’s accreditation service as an accredited investor.

	☐	Qualified Purchaser Status. I represent and warrant that the Subscriber is a “qualified purchaser,” as defined in Regulation A of the Securities Act, based on the fact that either:

i.	I am the Subscriber and I am a natural person. I am not investing more than the greater of either 10% of my net worth[10] or 10% of my annual income[11]; or

ii.	The Subscriber is not a natural person, and the Subscriber is not investing more than the greater of the following, as calculated for the most recently completed fiscal year end:

(a)	10% of the Subscriber’s revenue; or

(b)	10% of the Subscriber’s net assets.[12]

3.	ERISA. Benefit Plan Investor Status. I represent and warrant that the Subscriber is not, and neither I nor the Subscriber is acting (directly or indirectly) on behalf of, any of the following:

☐ An employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”)), whether or not the plan is subject to Title I of ERISA; a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code (“Code”); a “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101; a “governmental plan” within the meaning of Section 3(32) of ERISA; or a person that is deemed to hold “plan assets” under the ERISA plan assets regulations, and consequently subject to regulation under ERISA.

_________________________

10 For purposes of this paragraph, “net worth” must be calculated as set forth in Rule 501(a) under the Securities Act of 1933, as amended. In general, “net worth” means the excess of total assets at fair market value over total liabilities. For the purposes of determining “net worth,” the primary residence owned by an individual shall be excluded as an asset. Any liabilities secured by the primary residence should be included in total liabilities only if and to the extent that: (1) such liabilities exceed the fair market value of the residence; or (2) such liabilities were incurred within 60 days before the sale of the Securities (other than as a result of the acquisition of the primary residence).

11 For purposes of this paragraph, “annual income” must be calculated as set forth in Rule 501(a) under the Securities Act of 1933, as amended, which requires natural persons to consider their income in the two most recent years and a reasonable expectation of income for the current year.

12 To be included in form presented to subscriber for execution if subscriber makes applicable representation in invest flow.

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☐ An entity 25% or more of the value of any class of equity of which is held by entities described in the paragraph above; provided that for purposes of making the determination, the value of any equity interest held by a person (other than an entity described in the beginning of this item) who has discretionary authority or control with respect to the assets of the entity or a person who provides investment advice for a fee (direct or indirect) with respect to those assets, or any affiliate of that person, will be disregarded.

☐ A “benefit plan investor” based on the immediately preceding item, that is subject to Title I of ERISA or Section 4975 of the Code.

4.	Additional Information.

BY PURCHASING THE SECURITIES, THE SUBSCRIBER EXPRESSLY ACKNOWLEDGES AND ASSUMES THESE RISKS.

☐ The Subscriber acknowledges that the Subscription Information has been prepared without taking into account the Subscriber’s objectives, financial situation, or needs, or those of any other person. The Subscriber acknowledges that it is recommended that the Subscriber seek independent legal, financial, accounting, and taxation advice before making a decision to acquire, subscribe for, or purchase the Securities.

☐ The Subscriber agrees that at any time in the future at which the Subscriber may acquire the Securities, the Subscriber shall be deemed to have reaffirmed, as of the date of acquisition of the Securities, each and every representation and warranty made by the Subscriber in this Agreement or any other instrument provided by the Subscriber to the Company in connection with that acquisition, except to the extent modified in writing by the Subscriber and consented to by the Company.

☐ The Subscriber agrees on behalf of the Subscriber and the Subscriber’s successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver any other instruments, documents and statements and to take any other actions as the Company may determine to be necessary or appropriate to comply with applicable law and to effectuate and carry out the purposes of this Agreement. The Subscriber further agrees that the Company may, in its sole discretion, refuse to sell me a Security if, among other things, the Subscriber refuses to comply with this provision.

5.	Review of Subscription Information.

☐ The Subscriber acknowledges and agrees that the Subscriber has received, and should read and carefully review, the following documents (collectively, the “Subscription Information”) in connection with submitting this Subscriber Questionnaire:

	a.	The Offering Circular;

	b.	The terms of use for the Moxie website operated by the Company (“Terms of Use”);

	c.	The privacy notice for the Company and its affiliates (“Privacy Notice”); and

	d.	This Agreement, which sets forth the terms governing my subscription to the Securities, and sets forth certain representations I am making in connection with my subscription to the Securities.

6.	Resident Status of Arizona, North Dakota, Texas, Florida, Alabama, New Jersey and Washington.

I am not an individual, partnership, corporation, association, joint stock association, trust or other entity, however organized, that resides, is located, has a place of business, or is conducting business in the state of Arizona, North Dakota, Texas, Florida, Alabama, New Jersey or Washington.

7.	Subscriber Information.

Signatory name:	Entity Name:

Signatory title (if applicable): Entity address: E-Mail Address: Aggregate Investment (USD value): Price per Security in general sale:	$1.00

Payment Method (USD):

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☐

I represent and warrant to the Company that the answers provided in this Subscriber Questionnaire are current, true, correct and complete and may be relied upon by the Company and its respective affiliates in evaluating my eligibility, or the eligibility of the entity that I represent, as a Subscriber and determining whether to accept this Agreement. I will notify the Company of any change to the information provided in this Subscriber Questionnaire promptly, but in any event within fifteen days of such change.

☐

I agree to be bound (or, if I am an authorized representative of the Subscriber, I agree that the Subscriber will be bound) by any affirmation, assent or agreement that I transmit to or through this website by computer or other electronic device, including internet, telephonic and wireless devices, including, but not limited to, any consent I give to receive communications from the Company or any of its affiliates solely through electronic transmission. I agree that when I click on an “I Agree,” “I Consent” or other similarly worded button or entry field with my mouse, keystroke or other device, my agreement or consent will be legally binding and enforceable against me (or, if I am an authorized representative of the Subscriber, against the Subscriber) and will be the legal equivalent of my handwritten signature on an agreement that is printed on paper. I agree that the Company and any of their affiliates will send me electronic copies of any and all communications associated with my subscription to the Securities, as provided in Section 6 of this Subscriber Questionnaire and Section 11 below of the Subscription Agreement.

☐

I represent and warrant to the Company that all questions and responses provided by the Subscriber in the course of completing the “purchase flow” process, including without limitation, the information reflected in this Subscriber Questionnaire, as well as Subscriber’s contact information, address, and account information, Subscriber’s social security number if Subscriber is a natural person, and, if Subscriber is an entity, Subscriber’s tax identification number and whether Subscriber is an S Corporation, C Corporation, Grantor Trust, Limited Partnership, General Partnership, Limited Liability Partnership, Limited Liability Company, Estate, or other type of entity, is current, true, correct and complete and may be relied upon by the Company and its respective affiliates. I will notify the Company of any change to this information promptly, but in any event within fifteen days of such change.

- END OF DOCUMENT -

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